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                                                                       EXHIBIT 5

                             BAKER & BOTTS, L.L.P.
                               2001 ROSS AVENUE
                              DALLAS, TEXAS 75201

                                                                   June 21, 1996

Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas 75204-3105

Gentlemen:

     As set forth in the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") by Electronic Data Systems Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale of up to 34,500,000 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share ("Common Stock"), by the General Motors Special Hourly Employees Pension Trust established under the General Motors Hourly-Rate Employees Pension Plan (the "Secondary Offering"), the validity of the Shares is being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     In our capacity as your counsel in connection with the matter referred to above, we have familiarized ourselves with (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, (ii) the Agreement and Plan of Merger, dated as of April 15, 1996 (the "Interco Merger Agreement"), by and between the Company and Electronic Data Systems Intermediate Corporation, a Delaware corporation ("Interco"), in the form provided to us by the Company, pursuant to which Interco merged with and into the Company and the issued and outstanding shares of the Company were converted into 487,555,556 shares of Common Stock (the "Interco Merger"); (iii) certain corporate records of the Company, including minutes of the Company as furnished to us by representatives of the Company, (iv) certificates of public officials and of representatives of the Company, and (v) statutes and other instruments and documents pertaining to the Company, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     Based on our examination of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

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          1.  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. The Shares to be sold in the Secondary Offering have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

     In giving this opinion, we have assumed that, immediately prior to consummation of the Interco Merger, each of the parties thereto (i) was duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) had full corporate power and authority to enter into the Interco Merger Agreement and perform its respective obligations thereunder,
(iii) had duly authorized the execution, delivery and performance of the Interco Merger Agreement by all necessary corporate action (including all requisite Board of Director and stockholder action), and (iv) had duly executed and delivered the Interco Merger Agreement. We have also assumed that the Interco Merger has become effective under the General Corporation Law of the State of Delaware.

     The opinions set forth above are limited to matters governed by the General Corporation Law of the State of Delaware as in effect on the date hereof.

     We hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                        Very truly yours,


                                        /s/ BAKER & BOTTS, L.L.P.

JWM/DGM